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                              R.F. MANAGEMENT CORP.
                        COMPUTATION OF PER SHARE EARNINGS

                                                                    Exhibit 11.1


                                               Years Ended September 30,
                                        --------------------------------------
                                           1996          1995          1994
                                        -----------   -----------   ----------
NET INCOME (LOSS)                       $  (952,214)  $   (50,244)  $    3,157
                                        ===========   ===========   ==========
PRIMARY
   Weighted average shares                3,327,500     2,607,802    2,350,000
   Assumed conversions
      A warrants and B warrants                --         515,604         --
                                        -----------   -----------   ----------
         Total weighted average
            shares outstanding            3,327,500     3,123,406    2,350,000
                                        ===========   ===========   ==========
   Earnings (loss) per share amounts    $     (0.29)  $     (0.02)  $  -Nil-
                                        ===========   ===========   ==========

FULLY DILUTED
   Weighted average shares                3,327,500     3,327,500    2,350,000
   Assumed conversions
      A warrants and B warrants           1,955,000     1,955,000         --
                                        -----------   -----------   ----------
         Total weighted average
            shares outstanding            5,282,500     5,282,500    2,350,000
                                        ===========   ===========   ==========
   Earnings (loss) per share amounts    $     (0.18)  $     (0.01)  $  -Nil-
                                        ===========   ===========   ==========